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                                                                    EXHIBIT 11.0

                             NORTHWEST PIPE COMPANY

                      COMPUTATION OF NET INCOME PER SHARE

       (DOLLAR AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



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
                                                                                 NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                ----------------------------     -----------------
                                                 1993       1994       1995       1995       1996
                                                ------     ------     ------     ------     ------
Net income as reported........................  $  263     $2,161     $5,107     $3,492     $8,046
Reduction in interest as a result of
  conversion of the Series B and Series C
  Convertible Subordinated Debentures, net of
  tax.........................................      58        136        178        133
                                                ------     ------     ------     ------     ------
Net income....................................  $  321     $2,297     $5,285     $3,625     $8,046
                                                ======     ======     ======     ======     ======
Earnings per share
  Income (loss) before cumulative effect of
     accounting change........................  $(0.27)    $ 0.65     $ 1.43     $ 1.03     $ 1.45
Cumulative effect of accounting change........    0.43
                                                ------     ------     ------     ------     ------
Earnings per share............................  $ 0.16     $ 0.65     $ 1.43     $ 1.03     $ 1.45
                                                ======     ======     ======     ======     ======
Weighted average shares outstanding:
  Common stock................................     698        698        836        698      5,281
  Common stock issuable upon exercise of stock
     options..................................     120        199        230        224        256
  Conversion of Series B and Series C
     Convertible Subordinated Debentures......   1,133      2,629      2,269      2,629
                                                ------     ------     ------     ------     ------
Shares used in per share calculations.........   1,951      3,526      3,695      3,551      5,537
                                                ======     ======     ======     ======     ======
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